Exhibit 99.1

Michigan Consolidated Gas Company

Consolidated Financial Statements as of December 31, 2011 and 2010 and for each of the three years in the period ended
December 31, 2011 and Report of Independent Registered Public Accounting Firm

DEFINITIONS

ASC	Accounting Standards Codification

ASU	Accounting Standards Update Costs to achieve, consisting of project management, consultant support and employee severance, related to the Performance Excellence Process

CTA	Costs to achieve, consisting of project management, consultant support and employee severance, related to the Performance Excellence Process

Customer Choice	Michigan legislation giving customers the option to choose alternative suppliers for gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of The Detroit Edison Company, Michigan Consolidated Gas Company and numerous non-utility subsidiaries

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Recovery Recovery mechanism authorized by the MPSC that allows MichCon to recover through rates its natural gas costs.

MichCon	Michigan Consolidated Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies

MPSC	Michigan Public Service Commission

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage of natural gas.

SFAS	Statement of Financial Accounting Standards

Units of Measurement

Bcf	Billion cubic feet of gas

Mcf	Thousand cubic feet of gas

MMcf	Million cubic feet of gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

Certain items reflected in the accompanying consolidated financial statements have been eliminated at DTE Energy as a result of purchase accounting adjustments.

	2011	2010	2009
(in Millions)
Operating Revenues	$1,483	$1,628	$1,765
Cost of Gas	729	855	1,037
Gross Margin	754	773	728
Operation and Maintenance	390	373	411
Depreciation and Amortization	89	92	109
Taxes Other Than Income	53	54	48
Asset Gains, Net	—	—	(30)
Operating Income	222	254	190
Other (Income) and Deductions	54	56	57
Income Tax Expense	59	68	40
Net Income	$109	$130	$93

Gross margin decreased $19 million in 2011 and increased $45 million in 2010. Revenues associated with certain tracking mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statement of Operations.

	2011	2010
	(In millions)
Uncollectible tracking mechanism	$(27)	$(43)
2010 self-implementation and rate order	(4)	125
Revenue decoupling mechanism	5	—
Energy optimization performance incentive	7	—
Midstream storage and transportation revenues	(12)	(20)
Subsidiaries transferred to an affiliate	(17)	—
Weather	25	(23)
Lost and stolen gas	—	13
Other	4	(7)
Increase (decrease) in gross margin	$(19)	$45

	2011	2010	2009
Gas Markets (in Bcf)
Gas sales	120	116	135
End user transportation	141	140	124
	261	256	259
Intermediate transportation	273	391	462
	534	647	721
Operation and maintenance expense increased $17 million in 2011 and decreased $38 million in 2010. The increase in 2011 is primarily due to the 2010 deferral of $32 million of previously expensed CTA restructuring expenses and increased energy optimization expenses of $10 million, partially offset by reduced uncollectible expenses of $13 million, reduced expenses for subsidiaries transferred to an affiliate of $6 million, lower customer service expenses of $5 million, and lower gas operations expenses of $4 million. The decrease in 2010 is primarily due to reduced uncollectible expenses of $35 million and the deferral of $32 million of previously expensed CTA restructuring expenses, partially offset by higher maintenance expenses of $11 million, increased energy optimization expenses of $9 million, higher employee benefit-related expenses of $3 million and contributions of $3 million to the Low Income Energy Efficiency Fund.

Outlook — We continue to move forward in our efforts to achieve operational excellence and sustained strong cash flows and earn our authorized return on equity. We plan to file a base rate case in the second quarter 2012 and expect to self-implement new rates in the fourth quarter 2012 at the beginning of the heating season. Unfavorable economic trends have resulted in a decrease in the number of customers in our service territory, increased customer conservation and continued high levels of theft and uncollectible accounts receivable. The MPSC has provided for an uncollectible expense tracking mechanism which assists in mitigating the impacts of economic conditions in our service territory and a revenue decoupling mechanism that addresses changes in average customer usage due to general economic conditions and conservation. These and other tracking mechanisms and surcharges are expected to result in lower earnings volatility in the future. Looking forward, additional factors may impact earnings such as infrastructure improvement capital programs, the outcome of future regulatory proceedings, investment returns and changes in discount rate assumptions in benefit plans and health care costs. We expect to continue our efforts to improve productivity, minimize lost and stolen gas, and decrease our costs while improving customer satisfaction with consideration of customer rate affordability.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Michigan Consolidated Gas Company

In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of cash flows and of changes in shareholder's equity and comprehensive income present fairly, in all material respects, the financial position of Michigan Consolidated Gas Company and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Detroit, Michigan
March 19, 2012

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in Millions)	2011	2010	2009
Operating Revenues	$1,483	$1,628	$1,765

Operating Expenses
Cost of gas	729	855	1,037
Operation and maintenance	390	373	411
Depreciation and amortization	89	92	109
Taxes other than income	53	54	48
Asset gains, net	—	—	(30)
	1,261	1,374	1,575
Operating Income	222	254	190

Other (Income) and Deductions
Interest expense	63	66	67
Interest income	(7)	(9)	(8)
Other income	(7)	(6)	(8)
Other expenses	5	5	6
	54	56	57
Income Before Income Taxes	168	198	133

Income Tax Expense	59	68	40

Net Income	$109	$130	$93

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions)	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Restricted cash	3	—
Accounts receivable (less allowance for doubtful accounts of $68 and $94, respectively)
Customer	311	379
Affiliates	43	49
Other	3	—
Inventories
Gas	52	43
Materials and supplies	16	17
Gas customer choice deferred asset	96	105
Current deferred income taxes	36	38
Notes receivable
Affiliates	6	4
Other	4	3
Regulatory assets	41	42
Other	13	12
	624	692

Investments	23	24

Property
Property, plant and equipment	3,839	3,817
Less accumulated depreciation and amortization	(1,564)	(1,622)
	2,275	2,195
Other Assets
Regulatory assets	919	778
Net investment in lease	68	71
Notes receivable — affiliates	—	1
Prepaid pension costs — affiliates	112	178
Other	9	10
	1,108	1,038
Total Assets	$4,030	$3,949

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions, Except Shares)	2011	2010
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$29	$24
Other	132	156
Short-term borrowings
Affiliates	3	137
Other	185	150
Current portion of long-term debt, including capital leases	40	—
Regulatory liabilities	27	35
Other	79	76
	495	578

Long-Term Debt	849	889

Other Liabilities
Deferred income taxes	560	454
Regulatory liabilities	565	614
Accrued pension liability — affiliates	136	50
Accrued postretirement liability — affiliates	232	182
Asset retirement obligations	117	118
Other	48	53
	1,658	1,471
Commitments and Contingencies (Notes 8 and 13)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	496	479
Accumulated other comprehensive loss	(2)	(2)
	1,028	1,011
Total Liabilities and Shareholder's Equity	$4,030	$3,949

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(in Millions)	2011	2010	2009
Operating Activities
Net income	$109	$130	$93
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	89	92	109
Deferred income taxes	53	70	57
Asset gains, net	—	—	(30)
Changes in assets and liabilities:
Accounts receivable, net	59	25	87
Inventories	(9)	—	(27)
Prepaid pension costs — affiliates	66	(23)	(18)
Recoverable pension and postretirement costs	(184)	(6)	(6)
Accrued pension liability	85	17	20
Accrued postretirement liability — affiliates	51	(36)	(131)
Accrued gas cost recovery	17	(16)	26
Accounts payable	(19)	(25)	(9)
Income, property and other taxes payable	5	35	(47)
Other assets	39	26	60
Other liabilities	(4)	22	21
Net cash from operating activities	357	311	205
Investing Activities
Plant and equipment expenditures	(175)	(146)	(167)
Proceeds from sale of assets	—	9	70
Other	2	29	29
Net cash used for investing activities	(173)	(108)	(68)
Financing Activities
Short-term borrowings, net	(102)	(156)	(80)
Capital contribution by parent company	—	25	—
Dividends on common stock	(80)	(70)	(50)
Other	(2)	(4)	(8)
Net cash used for financing activities	(184)	(205)	(138)
Net Decrease in Cash and Cash Equivalents	—	(2)	(1)
Cash and Cash Equivalents at Beginning of Period	—	2	3
Cash and Cash Equivalents at End of Period	$—	$—	$2
Cash Paid (Received) for:
Interest (excluding interest capitalized)	$56	$67	$66
Income taxes	$(5)	$9	$(8)
Noncash investing and financing activities
Accrued capital expenditures	$4	$3	$(5)
Transfer of subsidiaries to an affiliate	$12	$—	$—

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
AND COMPREHENSIVE INCOME

(Dollars in Millions,	Common Stock		Retained	Accumulated Other Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2008	10,300	$509	$377	$(2)	$884
Net income	—	—	93	—	93
Dividends declared on common stock	—	—	(51)	—	(51)
Balance, December 31, 2009	10,300	509	419	(2)	926
Net income	—	—	130	—	130
Capital contribution	—	25	—	—	25
Dividends declared on common stock	—	—	(70)	—	(70)
Balance, December 31, 2010	10,300	534	479	(2)	1,011
Net income	—	—	109	—	109
Dividends declared on common stock	—	—	(80)	—	(80)
Transfer of subsidiaries to an affiliate	—	—	(12)	—	(12)
Balance, December 31, 2011	10,300	$534	$496	$(2)	$1,028

The following table displays comprehensive income:

(in Millions)	2011	2010	2009
Net income	$109	$130	$93
Comprehensive income	$109	$130	$93

See Notes to Consolidated Financial Statements

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — BASIS OF PRESENTATION

Corporate Structure

MichCon is a Michigan corporation organized in 1898. MichCon is an indirect, wholly-owned subsidiary of DTE Energy. MichCon is a public utility subject to regulation by the MPSC and the FERC. MichCon is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this report to “we”, “us”, “our” or “Company” are to MichCon.

Basis of Presentation

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

Certain prior year balances were reclassified to match the current year's financial statement presentation.

Principles of Consolidation

The Company consolidates all majority owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. Non-majority owned investments include investments in limited liability companies, partnerships or joint ventures. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

The Company evaluates whether an entity is a variable interest entity (VIE) whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Revenues

Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. MichCon records revenues for gas provided but unbilled at the end of each month. Rates for MichCon include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are recorded on the Consolidated Statement of Financial Position and are recovered or returned to customers through adjustments to the billing factors.

MichCon has an RDM that is designed to minimize the impact on revenues of changes in average customer usage of natural gas. The June 2010 MPSC order in MichCon's 2009 rate case provided for, among other items, the implementation of a pilot RDM effective July 1, 2010, which enables MichCon to recover or refund the change in revenue resulting from the difference in weather-adjusted average sales per customer compared to the base average sales per customer established in the MPSC order. The pilot RDM program is subject to review in future MPSC proceedings. The RDM addresses changes in customer usage due to general economic conditions and conservation, but does not shield MichCon from the impacts of lost customers or weather variations.
See Note 8 for further discussion of recovery mechanisms authorized by the MPSC.

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in Common shareholder's equity during a period from transactions and events from non-owner sources, including net income.

(in Millions)	Net Unrealized Loss on Derivatives	Benefit Obligations	Accumulated Other Comprehensive Loss
December 31, 2010	$(1)	$(1)	$(2)
December 31, 2011	$(1)	$(1)	$(2)

Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.

Receivables

Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value.

The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. MichCon assesses late payment fees on trade receivables based on contractual past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted, generally one year after service has been terminated.

Unbilled revenues of $110 million and $157 million are included in customer accounts receivable at December 31, 2011 and 2010, respectively.

Notes Receivable

Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans.

Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.

In determining the allowance for credit losses for notes receivable, we consider the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which we have notes receivable.

Inventories

MichCon generally values materials and supplies at average cost.
Gas inventory of $52 million and $43 million as of December 31, 2011and 2010, respectively, is determined using the last-in, first-out (LIFO) method. At December 31, 2011, the replacement cost of gas remaining in storage exceeded the LIFO cost by $95 million. At December 31, 2010, the replacement cost of gas remaining in storage exceeded the LIFO cost by $147 million.

Gas Customer Choice Deferred Asset

Gas customer choice deferred asset represents gas provided to MichCon by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.

Property, Retirement and Maintenance, and Depreciation, Depletion and Amortization

Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). The cost of properties retired, including the cost of removal, less salvage value, is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.

Property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.

Excise and Sales Taxes

The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.

Deferred Debt Costs

The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.

Investments in Debt and Equity Securities

The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.

Stock-Based Compensation

The Company received an allocation of costs from DTE Energy associated with stock-based compensation. Our allocation for stock-based compensation expense was approximately $9 million in 2011 and $7 million in 2010 and 2009.

Asset Gains, net

In 2009, MichCon sold certain gathering and processing assets resulting in a gain of $21 million. Additionally, MichCon recognized a gain of $9 million on the sale of base gas in 2009.

Subsequent Events

The Company has evaluated subsequent events through March 19, 2012, the date that these financial statements were available to be issued.

Other Accounting Policies

See the following notes for other accounting policies impacting the Company's consolidated financial statements:

Note	Title

3	Fair Value

4	Financial and Other Derivative Instruments

6	Asset Retirement Obligation

8	Regulatory Matters

9	Income Taxes

14	Retirement Benefits and Trusteed Assets

NOTE 3 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants' use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2011 and December 31, 2010. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 - Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 - Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 - Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments

The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value and the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	December 31, 2011		December 31, 2010
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$1.045 billion	$889 million	$981 million	$889 million

NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.

Commodity Price Risk

The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2014. Substantially all of these contracts meet the normal purchases and sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.

Credit Risk

The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers' and counterparties' financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty. The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company's credit policies and its December 31, 2011 provision for credit losses, the Company's exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company's financial statements.

Interest Rate Risk

MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Summary of property by classification as of December 31:

(in Millions)	2011	2010
Property, Plant and Equipment
Distribution	$2,561	$2,460
Storage	406	395
Transportation and Other	872	962
Total	3,839	3,817
Less Accumulated Depreciation
Distribution	(1,041)	(1,019)
Storage	(127)	(108)
Transportation and Other	(396)	(495)
Total	(1,564)	(1,622)
Net Property, Plant and Equipment	$2,275	$2,195

AFUDC capitalized in 2011 was approximately $1 million and no AFUDC was capitalized during 2010.

The composite depreciation rate for MichCon was 2.3% in 2011, 2.5% in 2010, and 3.1% in 2009.

The average estimated useful life for gas distribution and transportation property was 62 years and 61 years, respectively, at December 31, 2011.

Capitalized software costs are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation and amortization, on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software it develops or obtains for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.

Capitalized software costs amortization expense was $7 million in 2011, 2010 and 2009. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2011 were $95 million and $55 million, respectively. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2010 were $96 million and $51 million, respectively. Amortization expense for capitalized software costs is estimated to be $7 million annually for 2012 through 2016.

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company defers timing differences that arise in the expense recognition of legal asset retirement costs that are currently recovered in rates.

No liability has been recorded with respect to lead-based paint, as the quantities of lead-based paint in the Company's facilities are unknown. In addition, there is no incremental cost to demolitions of lead-based paint facilities vs. non-lead-based paint facilities and no regulations currently exist requiring any type of special disposal of items containing lead-based paint.

A reconciliation of the asset retirement obligation for 2011 follows:

(in Millions)
Asset retirement obligations at January 1, 2011	$118
Accretion	7
Revision in estimated cash flows	(1)
Liabilities settled	(7)
Asset retirement obligations at December 31, 2011	$117

NOTE 7 — RESTRUCTURING

Restructuring Costs

In 2005, the Company initiated a company-wide review of its operations called the Performance Excellence Process. In September 2006, the MPSC issued an order approving a settlement agreement that allowed MichCon, commencing in 2006, to defer the incremental CTA. Further, the order provided for MichCon to amortize the CTA deferrals over a ten-year period beginning with the year subsequent to the year the CTA was deferred. The September 2006 order did not provide a regulatory recovery mechanism for MichCon, therefore MichCon expensed CTA incurred during the period 2006 through 2008. The June 2010 MPSC order provided for MichCon's recovery of the regulatory unamortized balance of CTA. At June 30, 2010, MichCon deferred and recognized in income approximately $32 million ($20 million after-tax) of previously expensed CTA. The non-pension component of CTA of approximately $21 million is included in Regulatory assets. The pension component of CTA of approximately $11 million is included in Regulatory liabilities. MichCon amortized approximately $3 million and $2 million of deferred CTA costs in 2011 and 2010, respectively. Amounts expensed are recorded in Operation and maintenance expense on the Consolidated Statements of Operations. Deferred amounts are recorded in Regulatory assets and Regulatory liabilities on the Consolidated Statements of Financial Position. See Note 8.

NOTE 8 — REGULATORY MATTERS

Regulation

MichCon is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. MichCon's MPSC-approved rates charged to customers have historically been designed to allow for the recovery of costs, plus an authorized rate of return on our investments. MichCon operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.

MichCon also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements and terms and conditions applicable to storage and transportation provided by MichCon in interstate markets. FERC granted MichCon authority to provide storage and related services in interstate commerce at market-based rates. MichCon provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC.

We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.

Regulatory Assets and Liabilities

MichCon is required to record regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for regulatory assets and liabilities for some or all of our businesses and may require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of regulatory assets and liabilities and that all regulatory assets and liabilities are recoverable or refundable in the current rate environment.

The following are balances and a brief description of the regulatory assets and liabilities as of December 31:

(in Millions)	2011	2010
Assets
Recoverable pension and postretirement costs:
Pension	$552	$413
Postretirement costs	196	152
Recoverable Michigan income taxes	54	64
Deferred environmental costs	49	41
Recoverable uncollectible expense	41	90
Unamortized loss on reacquired debt	28	30
Cost to achieve Performance Excellence Process	16	19
Other	24	11
	960	820
Less amount included in current assets	(41)	(42)
	$919	$778
Liabilities
Asset removal costs	$346	$347
Negative pension offset	120	129
Refundable income taxes	66	77
Accrued GCR refund	26	8
Refundable uncollectible expense	18	—
Energy Optimization	10	—
Low Income Energy Efficiency Fund	3	—
Refundable self implemented rates	1	26
Refundable Michigan income taxes	—	56
Other	2	5
	592	648
Less amount included in current liabilities and other liabilities	(27)	(34)
	$565	$614

As noted below, regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in MichCon's rate base, thereby providing a return on invested costs. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.

ASSETS

•
Recoverable pension and postretirement costs - The Company recognizes actuarial gains or losses and prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs as a regulatory asset since the traditional rate setting process allows for the recovery of pension and postretirement costs. The asset will reverse as the deferred items are recognized as benefit expenses in net income. (1)

•
Recoverable Michigan income taxes — In July 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan. State deferred tax liabilities were established for the Company, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. In May 2011, the MBT was repealed and the Michigan Corporate Income Tax (MCIT) was enacted. The regulatory asset was remeasured to reflect the impact of the MCIT tax rate. (1)

•
Deferred environmental costs - The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.

•
Recoverable uncollectible expense - Receivable for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.

•
Unamortized loss on reacquired debt - The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

•
Cost to achieve Performance Excellence Process (PEP) - The MPSC authorized the deferral of costs to implement the PEP. These costs consist of employee severance, project management and consultant support. These costs are amortized over a ten-year period beginning with the year subsequent to the year the costs were deferred.

(1)	Regulatory assets not earning a return.

LIABILITIES

•	Asset removal costs - The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset - The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•	Refundable income taxes - Income taxes refundable to our customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Accrued GCR refund - Liability for the temporary over-recovery of and a return on gas costs incurred by MichCon which are recoverable through the GCR mechanism.

•
Refundable uncollectible expense (UETM )— Liability for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.

•
Energy Optimization (EO) - The EO plan is designed to help each customer class reduce their electric usage by: 1) building customer awareness of energy efficiency options and 2) offering a diverse set of programs and participation options that result in energy savings for each customer class. The regulatory liability represents EO surcharges collected on excess of EO plan expenditures incurred.

•	Low Income Energy Efficiency Fund (LIEEF) — Escrow of LIEEF funds collected by MichCon as ordered by the MPSC pursuant to July 2011 Michigan Court of Appeals decision.

•	Refundable self implemented rates - Amounts refundable to customers for base rates implemented by MichCon in excess of amounts authorized in MPSC orders.

•
Refundable Michigan income taxes — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax assets were established for the Company, and offsetting regulatory liabilities were recorded as the impacts of the deferred tax assets will be reflected in rates. In May 2011, the MBT was repealed and the MCIT was enacted. The state deferred tax assets were eliminated under the MCIT and related regulatory liabilities were remeasured to zero.

Energy Optimization (EO) Plans

In April 2011, MichCon filed an application for approval of its reconciliation of 2010 EO plan expenses. MichCon's EO reconciliation includes a cumulative $5.6 million net over-recovery at year end 2010 for the 2010 EO plan. In November 2011, the MPSC approved a settlement agreement which authorized the over-recovery balances be included in the 2011 reconciliations.

In September 2011, MichCon filed a biennial EO Plan with the MPSC as required. MichCon's EO Plan application proposed the recovery of EO expenditures for the period 2012-2015 of $103 million and further requested approval of surcharges to recover these costs.

MichCon UETM

In March 2011, MichCon filed an application with the MPSC for approval of its UETM for 2010 requesting recovery of approximately $31 million, consisting of $7 million related to 2010 uncollectible expense and $24 million related to the 2008 UETM under-collection. In September 2011, the MPSC approved a settlement agreement approving the 2010 UETM and the implementation of a surcharge beginning October 1, 2011.

MichCon Revenue Decoupling Mechanism (RDM)

In September 2011, MichCon filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2010 through June 30, 2011. MichCon's RDM application proposed the recovery of approximately $20 million.

Low Income Energy Efficiency Fund

The Customer Choice and Electricity Reliability Act of 2000 authorized the creation of the LIEEF administered by the MPSC. The purpose of the fund is to provide shut-off and other protection for low income customers and to promote energy efficiency by all customer classes. MichCon collects funding for the LIEEF as part of its base rates and remits the funds to the State of Michigan monthly. In July 2011, the Michigan Court of Appeals issued a decision reversing the portion of MichCon's June 2010 MPSC rate order that permitted MichCon to recover funding for the LIEEF in base rates. In response to the Court of Appeals decision, MichCon ceased remitting payments for LIEEF funding to the State of Michigan. In October 2011, the MPSC issued an order directing MichCon to continue collecting funds for LIEEF in rates and to escrow the collected funds pending further order by the MPSC. On January 26, 2012, the MPSC issued an order directing MichCon to file a comprehensive plan by March 1, 2012 for refunding previously escrowed LIEEF funds of $3 million. On December 20, 2011, The Vulnerable Household Warmth Fund (VHWF) was created under Michigan law. The purpose of the fund is to provide payment or partial payment of bills for electricity, natural gas, propane, heating oil, or any other type of fuel used to heat the primary residence of a vulnerable customer during the 2011-2012 heating season. Effective with the new law, MichCon is to contribute the amounts collected in its base rates, previously remitted for the LIEEF, to the new VHWF. The monthly payments into the VHWF will cease on the earlier of September 30, 2012 or when $48 million has been accumulated in the fund from payments by major Michigan electric and gas utilities.

Gas Cost Recovery Proceedings

The GCR process is designed to allow MichCon to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.

2009-2010 GCR Year - An MPSC order was issued on December 6, 2011 for the GCR reconciliation for the 12-month period ended March 31, 2010 disallowing recovery of $3.3 million related to the pricing of certain gas purchases from an affiliate. The MPSC also authorized MichCon to include in its 2010-2011 GCR reconciliation beginning balance the net overrecovery of approximately $9 million. On January 5, 2012, MichCon filed a petition for rehearing related to the $3.3 million disallowance.

2010-2011 Plan Year - In June 2011, MichCon filed its 2010-2011 GCR plan year reconciliation case calculating a net over-recovery of $1 million, including interest. This over-recovery does not reflect the December 6, 2011 MPSC order on the 2009-2010 plan year reconciliation case.

2011-2012 Plan Year - In December 2010, MichCon filed its GCR plan case for the 2011-2012 GCR plan year. MichCon filed for a maximum base GCR factor of $5.89 per Mcf adjustable monthly by a contingency factor.

2012-2013 Plan Year - In December 2011, MichCon filed its GCR plan case for the 2012-2013 GCR plan year. MichCon filed for a maximum base GCR factor of $5.18 per Mcf adjustable monthly by a contingency factor.

Gas Main Renewal and Gas Meter Move Out Programs

The June 3, 2010 MPSC gas rate case order required MichCon to make filings related to gas main renewal and meter move-out programs. In a July 30, 2010 filing, MichCon proposed to implement a 10-year gas main renewal program beginning in 2012 which would require capital expenditures of approximately $17 million per year for renewing gas distribution mains, retiring gas mains, and where appropriate and when related to the gas main renewal or retirement activity, relocate inside meters to outside locations and renew service lines. In a September 30, 2010 filing, MichCon proposed to implement a 10-year gas meter move out program beginning in 2012 which would require capital expenditures of approximately $22 million per year primarily for relocation of inside meters to the outside of residents' houses. In September 2011, the MPSC issued orders approving both programs and requested MichCon to include the recovery of costs associated with these two programs in future MichCon rate cases.

Other

The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.

NOTE 9 — INCOME TAXES

Income Tax Summary

MichCon is part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. MichCon had an income tax receivable of $42 million at December 31, 2011 and $48 million at December 31, 2010 due from DTE Energy.

Total income tax expense varied from the statutory federal income tax rate for the following reasons:

(Dollars in Millions)	2011	2010	2009
Income tax expense at 35% statutory rate	$59	$69	$46
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	9	9	3
Other, net	(2)	(3)	(2)
Total	$59	$68	$40

Effective income tax rate	35.1%	34.3%	30.0%

Components of income tax expense (benefit) were as follows:

(in Millions)	2011	2010	2009
Current income taxes
Federal	$—	$(5)	$(21)
State and other income tax expense	6	3	4
Total current income taxes	6	(2)	(17)
Deferred federal and other income tax expense
Federal	46	60	56
State and other income tax expense	7	10	1
Total deferred income taxes	53	70	57
Total	$59	$68	$40

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.

Deferred income tax assets (liabilities) were comprised of the following at December 31:

(in Millions)	2011	2010
Property, plant and equipment	$(430)	$(341)
Pension and benefits	(154)	(127)
Net operating loss	58	76
Other comprehensive income	2	1
Other, net	—	(25)
	$(524)	$(416)
Current deferred income tax assets	$36	$38
Long term deferred income tax liabilities	(560)	(454)
	$(524)	$(416)
Deferred income tax liabilities	$(919)	$(935)
Deferred income tax assets	395	519
	$(524)	$(416)

The above table excludes unamortized investment tax credits of $8 million and $9 million at December 31, 2011 and 2010, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2011	2010
Balance at January 1	$2	$12
Reductions for tax positions of prior years	(1)	(1)
Settlements	—	(9)
Balance at December 31	$1	$2

Unrecognized tax benefits at December 31, 2011 and December 31, 2010, if recognized, would not have a significant impact on our effective rate.

The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2011 and December 31, 2010. The Company had no accrued penalties pertaining to income taxes. We had an insignificant interest benefit in relation to income tax for the year ended December 31, 2011 and $1 million interest benefit in relation to income tax for the years ended December 31, 2010.

In 2010, DTE Energy and its subsidiaries settled a federal tax audit for the 2007 and 2008 tax years, which resulted in the recognition of $9 million of unrecognized tax benefits by MichCon. The Company's federal income tax returns for 2009 and subsequent years remain subject to examination by the IRS. The Company's Michigan Business Tax returns for 2008 and subsequent years remain subject to examination by the State of Michigan.

Michigan Corporate Income Tax (MCIT)

On May 25, 2011, the Michigan Business Tax (MBT) was repealed and the MCIT was enacted and became effective January 1, 2012. The MCIT subjects corporations with business activity in Michigan to a 6 percent tax rate on an apportioned income tax base and eliminates the modified gross receipts tax and nearly all credits available under the MBT. The MCIT also eliminated the future deductions allowed under MBT that enabled companies to establish a one-time deferred tax asset upon enactment of the MBT to offset deferred tax liabilities that resulted from enactment of the MBT.

As a result of the enactment of the MCIT, the net state deferred tax liability was remeasured to reflect the impact of the MCIT tax rate on cumulative temporary differences expected to reverse after the effective date. The net impact of this remeasurement was a decrease in deferred income tax liabilities of $6 million that was offset against the regulatory asset established upon the enactment of the MBT. Due to the elimination of the future tax deductions allowed under the MBT, the one-time MBT deferred tax asset that was established upon the enactment of the MBT has been remeasured to zero. The net impact of this remeasurement is a reduction of net deferred tax assets of $53 million that was offset against the Regulatory liability established upon enactment of the MBT.

Consistent with the original establishment of this deferred tax liability, no recognition of this non-cash transaction has been reflected in the Consolidated Statements of Cash Flows.

NOTE 10 — LONG-TERM DEBT AND PREFERRED SECURITIES

Long-Term Debt

Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

(in Millions)	2011	2010
First Mortgage Bonds, interest payable semi-annually
7.06% series due 2012	$40	$40
8.25% series due 2014	80	80
Senior notes, interest payable semi-annually
5.26% series due 2013	60	60
5.94% series due 2015	140	140
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	890	890
Less: amount due within one year	(40)	—
Less: unamortized discount	(1)	(1)
Total	$849	$889

The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt:

(in Millions)	2012	2013	2014	2015	2016	2017 and thereafter	Total
Amount to mature	$40	$60	$80	$140	$—	$570	$890

Cross Default Provisions

Substantially all of the net properties of MichCon are subject to the lien of its mortgage. Should MichCon fail to timely pay its indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.

Preferred and Preference Securities - Authorized and Unissued

At December 31, 2011, MichCon had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 11 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

In October 2011, MichCon entered into an amended and restated $400 million five-year unsecured revolving credit agreement with a syndicate of 20 banks that may be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. No one bank provides more than 8.5% of the commitment in any facility. Borrowings under the facility are available at prevailing short-term interest rates.

The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain MichCon short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2011, the total funded debt to total capitalization ratio for MichCon is 0.45 to 1 and is in compliance with this financial covenant. Should MichCon have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under its credit agreement.

At December 31, 2011, the Company had outstanding commercial paper of $185 million, resulting in net availability under the combined facilities of $215 million. At December 31, 2010, the Company had outstanding commercial paper of $150 million.

The weighted average interest rates for short-term borrowings were 0.5% and 0.4% at December 31, 2011 and 2010, respectively.

NOTE 12 — OPERATING LEASES

Lessee - MichCon leases various assets under operating lease arrangements expiring at various dates through 2025. Some leases contain renewal options. Future minimum lease payments under non-cancelable leases at December 31, 2011 were:

(in Millions)	Operating Leases
2012	$1
2013	1
Total minimum lease payments	$2

Rental expense for operating leases was $1 million in 2011, 2010 and 2009.

Lessor -MichCon leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline. The components of the net investment in the capital lease at December 31, 2011, are as follows:

(in Millions)
2012	$9
2013	9
2014	9
2015	9
2016	9
Thereafter	35
Total minimum future lease receipts	80
Residual value of leased pipeline	40
Less unearned income	(50)
Net investment in capital lease	70
Less current portion	(2)
$68

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. MichCon owns, or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, MichCon recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of December 31, 2011 and December 31, 2010, the Company had $36 million, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for MichCon, which allows MichCon to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Labor Contracts

There are several bargaining units for the Company's represented employees. The majority of represented employees are under a contract that expires in October 2013.

Purchase Commitments

As of December 31, 2011, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.2 billion through 2051. MichCon also estimates that 2012 capital expenditures will be approximately $215 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable loss. The final resolution of these matters may have a material effect on its consolidated financial statements.

Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved. See Note 8 for a discussion of contingencies related to Regulatory Matters.

NOTE 14 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

Pension Plan Benefits

MichCon participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy. MichCon is allocated net periodic benefit costs (credits) for its share of the amounts of the combined plans.

The Company's policy is to fund pension costs by contributing amounts consistent with the Pension Protection Act of 2006 provisions and additional amounts it deems appropriate. The Company did not make a contribution to its pension plans in 2011. At the discretion of management, and depending on financial market conditions, the Company anticipates making a contribution of $40 million in 2012.

The MPSC approved the deferral of the non-capitalized portion of the Company's negative pension expense. In 2011 and 2010,

the Company deferred $8 million and $4 million, respectively, as a regulatory liability.

Net pension cost (credit) includes the following components:

(in Millions)	2011	2010	2009
Service cost	$14	$12	$9
Interest cost	41	42	42
Expected return on plan assets	(72)	(81)	(87)
Amortization of:
Net loss	30	17	2
Net pension cost (credit)	$13	$(10)	$(34)

(in Millions)	2011	2010
Other changes in plan assets and benefit obligations recognized in Regulatory assets and Other comprehensive income
Net actuarial loss	$169	$22
Amortization of net actuarial loss	(30)	(17)
Total recognized in Regulatory assets	$139	$5
Total recognized in Net pension cost (credit) and Regulatory assets (liabilities)	$152	$(5)
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$37	$27

The following table reconciles the obligations, assets and funded status of the Company's portion of the pension plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2011	2010
Accumulated benefit obligation, end of year	$793	$709
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$767	$722
Service cost	14	11
Interest cost	41	41
Actuarial loss	91	35
Benefits paid	(42)	(42)
Projected benefit obligation, end of year	$871	$767
Change in plan assets
Plan assets at fair value, beginning of year	$894	$842
Actual return on plan assets	(7)	94
Benefits paid	(41)	(42)
Plan assets at fair value, end of year	$846	$894
Funded status of the plans, December 31	$(25)	$127
Amounts recorded as:
Noncurrent assets	$112	$178
Current liabilities	(1)	(1)
Noncurrent liabilities	(136)	(50)
	$(25)	$127
(in Millions)
Amounts recognized in Regulatory assets and Accumulated other comprehensive loss
Net actuarial loss	$559	$419
Prior service cost	(4)	(4)
	$555	$415

Regulatory assets	$552	$413
Other comprehensive loss	3	2
	$555	$415

Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2011	2010	2009
Projected benefit obligation
Discount rate	5.00%	5.50%	5.90%
Rate of compensation increase	4.20%	4.00%	4.00%
Net pension costs
Discount rate	5.50%	5.90%	6.90%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on Plan assets	8.50%	8.75%	8.75%

The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company is lowering its long-term rate of return assumptions for its pension and OPEB plans to 8.25% for 2012. The Company believes this rate is a reasonable assumption for the long-term rate of return on its plan assets for 2012 given its investment strategy.

At December 31, 2011, the benefits related to the Company's qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2012	$46
2013	47
2014	47
2015	49
2016	51
2017 - 2021	286
Total	$526

The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value investment styles, and large and small market capitalizations. Fixed income securities generally include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. Treasuries. Other assets such as private equity and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Target allocations for plan assets as of December 31, 2011 are listed below:
U.S. Large Cap Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5%
Non U.S. Equity Securities	20%
Fixed Income Securities	25%
Hedge Funds and Similar Investments	20%
Private Equity and Other	8%
100%

Fair Value Measurements at December 31, 2011(a)

(in Millions)	Level 1	Level 2	Level 3	Balance at December 31, 2011
Asset Category:
Short-term investments (b)	$—	$10	$—	$10
Equity securities
U.S. Large Cap (c)	190	12	—	202
U.S. Small/Mid Cap (d)	48	1	—	49
Non U.S (e)	118	34	—	152
Fixed income securities (f)	26	194	—	220
Other types of investments
Hedge Funds and Similar Investments (g)	57	17	89	163
Private Equity and Other (h)	—	—	50	50
Total	$439	268	$139	$846

Fair Value Measurements at December 31, 2010(a)

(in Millions)	Level 1	Level 2	Level 3	Balance at December 31, 2010
Asset Category:
Short-term investments (b)	$—	$11	$—	$11
Equity securities
U.S. Large Cap (c)	213	12	—	225
U.S. Small/Mid Cap (d)	57	2	—	59
Non U.S (e)	89	70	—	159
Fixed income securities (f)	19	189	—	208
Other types of investments
Hedge Funds and Similar Investments (g)	59	23	95	177
Private Equity and Other (h)	—	—	55	55
Total	$437	$307	$150	$894

(a)	See Note 3 — Fair Value for a description of levels within the fair value hierarchy.

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchanged traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

(in Millions)	Hedge Funds and Similar Investments	Private Equity and Other	Total
Beginning Balance at January 1, 2011	$95	$55	$150
Total realized/unrealized gains (losses):
Realized gains (losses)	(1)	1	—
Unrealized gains (losses)	1	(9)	(8)
Purchases, sales and settlements:
Purchases	19	7	26
Sales	(25)	(4)	(29)
Ending Balance at December 31, 2011	$89	$50	$139

The amount of total gains (losses) for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$1	$(8)	$(7)

(in Millions)	Hedge Funds and Similar Investments	Private Equity and Other	Total
Beginning Balance at January 1, 2010	$160	$53	$213
Total realized/unrealized gains (losses)	16	7	23
Purchases, sales and settlements	(81)	(5)	(86)
Ending Balance at December 31, 2010	$95	$55	$150

The amount of total gains for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$9	$5	$14

The Company also participates in defined contribution retirement savings plans for DTE Energy and its affiliates. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee's contribution rate and, in some cases, years of credited service. The cost of these plans was $4 million in each of the years 2011, 2010, and 2009.

Other Postretirement Benefits

The Company participates in plans sponsored by LLC that provide certain postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet our postretirement benefit obligations. Separate qualified Voluntary Employees Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. The Company contributed $45 million to the VEBA trusts during 2011. The Company contributed $45 million to the VEBA trusts in January 2012. Net postretirement cost includes the following components:

(in Millions)	2011	2010	2009
Service cost	$15	$14	$13
Interest cost	27	28	30
Expected return on plan assets	(31)	(23)	(18)
Amortization of
Net loss	11	9	7
Prior service cost (credit)	(2)	1	1
Net transition obligation	1	3	3
Net postretirement cost	$21	$32	$36

(in Millions)	2011	2010
Other changes in plan assets and APBO recognized in Regulatory assets
Net actuarial loss	$55	$31
Amortization of net actuarial loss	(11)	(9)
Prior service credit	(1)	(16)
Amortization of prior service cost (credit)	2	(1)
Amortization of transition obligation	(1)	(3)
Total recognized in regulatory assets	$44	$2

Total recognized in net postretirement cost and Regulatory assets	$65	$34

Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year

Net actuarial loss	$14	$13
Prior service credit	(2)	(2)
Net transition obligation	1	1
	$13	$12

The following table reconciles the obligations, assets and funded status of the Company's portion of the plans including amounts recorded as accrued postretirement cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2011	2010
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$528	$488
Service cost	15	14
Interest cost	27	28
Plan amendments	(1)	(16)
Actuarial loss	19	39
Medicare Part D subsidy	2	2
Benefits paid	(26)	(27)
Accumulated postretirement benefit obligation, end of year	$564	$528

(in Millions)	2011	2010
Change in plan assets
Plan assets at fair value, beginning of year	$346	$270
Company contributions	45	70
Actual return on plan assets	(6)	32
Benefits paid	(53)	(26)
Plan assets at fair value, end of year	$332	$346

Funded status at fair value, December 31	$(232)	$(182)

Noncurrent liabilities	$(232)	$(182)

Amounts recognized in Regulatory assets
Net loss	$202	$158
Prior service credit	(7)	(8)
Net transition obligation	1	2
Regulatory Asset — postretirement costs	$196	$152

Assumptions used in determining the projected benefit obligation and net benefit cost are listed below:

	2011	2010	2009
Projected benefit obligation
Discount rate	5.00%	5.50%	5.90%
Net benefit costs
Discount rate	5.50%	5.90%	6.90%
Expected long-term rate of return on plan assets	8.75%	8.75%	8.75%
Health care trend rate pre- and post-65	7.00%	7.00%	7.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2019	2016	2016

A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $7 million and increased the accumulated benefit obligation by $55 million at December 31, 2011. A one percentage point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $6 million and would have decreased the accumulated benefit obligation by $85 million at December 31, 2011.

At December 31, 2011, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(in Millions)
2012	$26
2013	27
2014	28
2015	30
2016	33
2017 - 2021	191
Total	$335

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.

Target allocations for plan assets as of December 31, 2011 are listed below:

U.S. Equity Securities	22%
Non U.S. Equity Securities	20%
Fixed Income Securities	25%
Hedge Funds and Similar Investments	20%
Private Equity and Other	13%
100%

Fair Value Measurements at December 31, 2011(a)

(in Millions)	Level 1	Level 2	Level 3	Balance at December 31, 2011
Asset Category:
Short-term investments (b)	$—	$4	$—	$4
Equity securities
U.S. Large Cap (c)	59	5	—	64
U.S. Small/Mid Cap (d)	24	2	—	26
Non U.S (e)	59	5	—	64
Fixed income securities (f)	8	80	—	88
Other types of investments
Hedge Funds and Similar Investments (g)	27	7	32	66
Private Equity and Other (h)	—	—	20	20
Total	$177	$103	$52	$332

Fair Value Measurements at December 31, 2010(a)

(in Millions)	Level 1	Level 2	Level 3	Balance at December 31, 2010
Asset Category:
Short-term investments (b)	$—	$3	$—	$3
Equity securities
U.S. Large Cap (c)	42	21	—	63
U.S. Small/Mid Cap (d)	20	19	—	39
Non U.S (e)	27	41	—	68
Fixed income securities (f)	1	85	—	86
Other types of investments
Hedge Funds and Similar Investments (g)	26	16	30	72
Private Equity and Other (h)	—	—	15	15
Total	$116	$185	$45	$346

(a)	See Note 3 — Fair Value for a description of levels within the fair value hierarchy.

(b)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)
This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)
This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded debt and equity, publicly traded mutual funds, commingled and limited partnership funds and non-exchange traded securities. Pricing for Level 1 and Level 2 assets in this category is obtained from quoted prices in actively traded markets and quoted prices from broker or pricing services. Non-exchanged traded securities held in commingled funds are classified as Level 2 assets. Valuations for some Level 3 assets in this category may be based on limited observable inputs as there may be little, if any, publicly available pricing.

(h)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.

The VEBA trusts hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

(in Millions)	Hedge Funds and Similar Investments	Private Equity and Other	Total
Beginning Balance at January 1, 2011	$27	$18	$45
Total realized/unrealized gains (losses):
Realized gains (losses)	(1)	1	—
Unrealized gains (losses)	1	(7)	(6)
Purchases, sales and settlements:
Purchases	23	16	39
Sales	(18)	(8)	(26)
Ending Balance at December 31, 2011	$32	$20	$52

The amount of total gains (losses) for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$2	$(6)	$(4)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

(in Millions)	Hedge Funds and Similar Investments	Private Equity and Other	Total
Beginning Balance at January 1, 2010	$29	$14	$43
Total realized/unrealized gains (losses)	3	3	6
Purchases, sales and settlements	(5)	1	(4)
Ending Balance at December 31, 2010	$27	$18	$45

The amount of total gains (losses) for the period attributable the change in unrealized gains or losses related to assets still held at the end of the period	$2	$2	$4

Healthcare Legislation

In March 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act were enacted into law (collectively, the “Act”). The Act is a comprehensive health care reform bill. A provision of the Act repeals the current rule permitting deduction of the portion of the drug coverage expense that is offset by the Medicare Part D subsidy, effective for taxable years beginning after December 31, 2012.

MichCon's retiree healthcare plan includes the provision of postretirement prescription drug coverage (“coverage”) which is included in the calculation of the recorded other postemployment benefit (OPEB) obligation. Because the Company's coverage meets certain criteria, MichCon is eligible to receive the Medicare Part D subsidy. With the enactment of the Act, the subsidy will continue to not be subject to tax, but an equal amount of prescription drug coverage expenditures will not be deductible. Income tax accounting rules require the impact of a change in tax law be recognized in continuing operations in the

Consolidated Statements of Operations in the period that the tax law change is enacted.

This change in tax law required a remeasurement of the Deferred Tax Asset related to the OPEB obligation and the Deferred Tax Liability related to the OPEB Regulatory Asset in 2010. The net impact of the remeasurement was $3 million and has been deferred as a Regulatory Asset as the traditional rate setting process allows for the recovery of income tax costs.

In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by $1 million in 2011, $2 million in 2010, and $4 million in 2009. At December 31, 2011, the gross amount of federal subsidies expected to be received in 2012 is estimated to be $1 million.

Grantor Trust

MichCon maintains a Grantor Trust to fund other postretirement benefit obligations that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. MichCon accounts for its investment at fair value, approximately $13 million at December 31, 2011, with unrealized gains and losses recorded to earnings.

NOTE 15 — RELATED PARTY TRANSACTIONS

The Company has agreements with affiliated companies to provide storage and transportation services and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including MichCon. MichCon participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy.

The following is a summary of transactions with affiliated companies:

(in Millions)	2011	2010	2009
Revenues
Storage and transportation services	$2	$2	$2
Other services	3	3	5
Costs
Gas purchases	3	2	3
Other services and interest	17	20	20
Customer service and administrative and general expenses	118	118	123
Other
Dividends declared	80	70	50
Dividends paid	80	70	50
Transfer of subsidiaries to an affiliate	12	—	—
Capital contribution	—	25	—

	December 31
(in Millions)	2011	2010
Assets
Accounts and notes receivable (1)	$49	$53
Prepaid pension assets	112	178
Liabilities & Equity
Accounts payable (1)	29	24
Short-term borrowings	3	137
Other liabilities
Accrued pension liability	136	50
Accrued postretirement liability	232	182
____________

(1)	Our accounts and notes receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.